Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Envista Holdings Corporation Omnibus Incentive Plan, Envista Holdings Corporation Deferred Compensation Plan, Envista Holdings Corporation Savings Plan and the Envista Holdings Corporation Union Savings Plan of our report dated May 20, 2019, with respect to the combined financial statements and schedule of the Dental Segment of Danaher Corporation included in the Registration Statement (Form S-1 No. 333-232758) and related Prospectus, as amended, of Envista Holdings Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia
September 17, 2019